Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

The Columbia Bank 401(k) Plan and Trust:

We consent to the incorporation by reference in the registration statement (No. 333-135839) on Form S-8 of Fulton Financial Corporation of our report dated June 29, 2007, with respect to the statement of net assets available for benefits of The Columbia Bank 401(k) Plan and Trust as of December 31, 2006, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2007 report on Form 11-K of The Columbia Bank 401(k) Plan and Trust.

/s/ KPMG LLP

Baltimore, Maryland

June 30, 2008